Tanger Factory Outlet Centers, inc.

EHXIBIT 99.1
For Release:                                     IMMEDIATE

Contact:                                           Frank Marchisello
         (336) 834-6834

Tanger Announces Results of Exchange Offer for Exchangeable Notes

GREENSBORO, N.C., May 8, 2009 -- Tanger Factory Outlet Centers, Inc. (NYSE: SKT) (the "Company") announced today the results of the previously announced offer to exchange common shares of the Company for any and all of the outstanding 3.75% Exchangeable Senior Notes due 2026 (the “Notes”) of Tanger Properties Limited Partnership (the "OP").

As of 5:00 p.m., New York City time, on May 7, 2009, the scheduled expiration date, $142,290,000 in aggregate principal amount of the Notes, representing approximately 95.2% of the $149.5 million aggregate principal of Notes outstanding prior to the exchange offer, had been validly tendered and not validly withdrawn in the exchange offer. The OP has accepted for payment all Notes validly tendered and not validly withdrawn in the exchange offer and the settlement will be made promptly in accordance with the terms of the exchange offer.

In the aggregate, the exchange offer will result in the retirement of $142,290,000 principal amount of Notes, the issuance of approximately 4.9 million Company common shares and the payment of approximately $1.2 million in cash for accrued and unpaid interest and in lieu of fractional shares.  Following settlement of the exchange offer, $7,210,000 principal amount of Notes will remain outstanding.

Goldman, Sachs & Co. acted as lead dealer manager, Merrill Lynch & Co. acted as co-dealer manager, Global Bondholder Services Corporation acted as information agent and U.S. Bank N.A., telephone (800) 934-6802 is acting as exchange agent for the exchange offer.

In connection with the exchange offer, the Company and the OP have filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) that includes an exchange offer prospectus (as amended, the “Prospectus”) and the OP has filed a tender offer statement (as amended, the “Schedule TO”) with the SEC. The Prospectus and the related letter of transmittal and the Schedule TO contain important information about the exchange offer and related matters. Investors and security holders are urged to read the Prospectus, the letter of transmittal, the Schedule TO and any other relevant documents filed with the SEC before making any investment decision.

The Prospectus, the letter of transmittal, the Schedule TO and any other relevant documents filed with the SEC can be obtained free of charge from the SEC’s website at www.sec.gov. These documents can also be obtained free of charge upon written or oral request to the Company at Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary, by calling the Investor Relations Department at (336) 834-6863, or at the Company’s website at www.tangeroutlet.com. In addition, these documents can be obtained free of charge from the information agent, Global Bondholder Services Corporation, 65 Broadway, Suite 723, New York, NY 10006, Attn: Corporate Actions, telephone (866) 387-1500.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of the Prospectus.

Tanger Factory Outlet Centers, Inc., (NYSE: SKT) a publicly traded REIT, presently owns and operates 31 outlet shopping centers in 21 states coast-to-coast, totaling approximately 9.2 million square feet, leased to over 1,900 stores that are operated by over 350 different store brands. Tanger also operates and owns partial interests in two outlet shopping centers containing approximately 950,000 square feet.

Certain matters discussed in this press release may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Prospectus and other relevant documents, as well as the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Tanger Properties Limited Partnership Annual Report of Form 10-K for the fiscal year ended December 31, 2008.

3200 Northline Avenue, Suite 360 Ž Greensboro, NC 27408 Ž 336-292-3010 Ž FAX 336-297-0931